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                         WRAP-AROUND DEED OF TRUST NOTE
                         ------------------------------

$12,000,000.00                                          Dated: January 18, 1995


         FOR VALUE RECEIVED, the undersigned, WASHINGTON PROPERTIES LIMITED PARTNERSHIP, ("MAKER") promises to pay to the order of RAI FINANCIAL, INC., ("PAYEE"), the principal sum of Twelve Million Dollars ($12,000,000.00) lawful money of the United States of America, together with interest from November 30, 1994, until paid, at the rate and on the terms set forth herein, as follows:

                 1.0 LOAN. This Note evidences a Wrap-Around loan (the "LOAN") from Payee to Maker of even date herewith, which Loan is more fully described in that certain commitment letter from Payee to Maker dated December 9, 1994 and accepted by Maker on December 13, 1994, as amended by the Agreement of even date herewith, (the "COMMITMENT LETTER"). The Loan includes and encompasses Maker's indebtedness to Payee (the "SENIOR INDEBTEDNESS") in the amount of Nine Million Dollars ($9,000,000) and Maker's indebtedness to The Metropolitan Fund: Dover Pension Investors - 1986 (the "MetFund Indebtedness") in the amount of Three Million Dollars ($3,000,000). Payments hereunder shall be applied by Payee to the Senior Indebtedness and the MetFund Indebtedness and no payments on account of the MetFund Indebtedness other than payments hereunder are required of Maker.

                 2.0 INTEREST RATE. Interest shall accrue daily on the unpaid principal balance hereof at the interest rate of twelve percent (12%) per annum (the "INTEREST ACCRUAL RATE"). The daily interest charges shall be determined by multiplying the highest amount of principal outstanding on that day by the Interest Accrual Rate, and dividing the product thereof by 360.

                 3.0         ADDITIONAL INTEREST.

                             3.1  For any calendar year in which (i) all
interest accrued under this Note shall have been paid in full through the end of such calendar year, (ii) all interest on the CAT Subordinated Loan (as defined in Section 8 of the Commitment Letter) has been paid and (iii) all reserves required by Payee have been fully funded, then Maker shall pay to Payee, as additional interest hereunder, twenty five percent (25%) of all amounts remaining from the gross rentals from the property owned by Maker and located at 1301 Connecticut Avenue, Washington, D.C. (the "PROPERTY") after the payment of usual, customary and reasonable operating (but not capital) expenditures incurred in the operation and management of the Property ("NET CASH FLOW"). Additional interest calculated pursuant to this paragraph shall be due and payable on or before January 31 of the calendar year subsequent to the calendar year for which such additional interest is calculated.
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                             3.2  Maker will pay to Payee, as additional
interest hereunder, that portion of the proceeds from a sale of the Property or refinancing of this Note less the costs of sale or refinancing ("PROCEEDS") equal to twenty five percent (25%) of all such Proceeds in excess of the sum of
(i) the then outstanding balance of this Note, (ii) any other "Permitted Liens" described in Section 8.0 of the Commitment Letter and (ii) Maker's original invested capital of $2,600,000, less any portion thereof which shall have been redeemed prior thereto (including $375,000 paid to David Feldman on the date hereof).

                 4.0         PAYMENT TERMS.

                             4.1  All principal due hereunder, together with
any accrued and unpaid interest, shall be payable on November 30, 1998 (the "MATURITY DATE"). At Maker's option, Maker may extend the Maturity Date for one additional two (2) year period (that is until November 30, 2000), pursuant to the terms and conditions of Section 6.0 of the Commitment Letter. As set forth in the Commitment Letter, Maker's option to extend the Maturity Date is subject to certain conditions, including without limitation: (i) Maker providing Payee written notice of its intention to extend the Maturity Date at least sixty (60) days, but not greater than one hundred and twenty (120) days prior to November 30, 1998 and (ii) Maker paying to Payee a fee (the "EXTENSION FEE") of two percent (2%) of the then outstanding balance hereunder (representing 1% per year for each year of the extension), payable at the time Maker gives notice to Payee of the exercise of its option to extend the Maturity Date.

                             4.2  If the Maturity Date is extended, the
Interest Accrual Rate and the Minimum Interest Rate (as defined in paragraph
10.1 hereof) will be adjusted by the difference between the prime rate of interest on the Maturity Date and the prime rate of interest on November 17, 1994. For the purposes of this paragraph, the term "prime rate of interest" shall mean the rate of interest advertised by Citibank, N.A., or a successor thereto, as its prime rate. Notwithstanding anything contained herein to the contrary, the Interest Accrual Rate and the Minimum Interest Rate will not be adjusted below the respective rates now in effect.

                             4.3  Interest, calculated at the Interest Accrual
Rate hereof, will be payable, in arrears, on the first day of each calendar month, commencing January 1, 1995.

                 5.0 NON-RECOURSE. This Note shall be non-recourse as to principal and interest, and Maker's liability hereunder shall be enforceable only out of any collateral now or hereafter mortgaged, pledged or assigned in writing by Maker or any other Obligor to Payee. No deficiency or other personal judgment, nor any order or decree of specific performance, shall be sought





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against Maker, its partners, principals, or their heirs, personal representatives, successors and assigns. If any judgment, order or decree is rendered pursuant to an action or proceeding on this Note, the judgment index and docket will be noted, if feasible, to reflect that such judgment or decree is limited as set forth herein. Notwithstanding the forgoing or anything else in the Note to the contrary, Maker shall be fully and personally liable for failure to perform its obligations under the Note other than the obligation to pay principal and interest, including without limitation (i) for damages relating to toxic or hazardous wastes, waste products or substances on or about any property pledged or mortgaged to Payee to secure the Note, (ii) for fraud or misrepresentation, (iii) for negligence, or (iv) for misapplication of funds or other misconduct.

                 6.0 PLACE FOR PAYMENT. The principal and interest shall be payable at Payee's office, 1521 Locust Street; Suite 700, Philadelphia, Pennsylvania 19102, or at such other place as Payee, from time to time, may designate.

                 7.0 PREPAYMENT. Maker may not prepay, in whole or in part, the principal sum hereof without the prior written consent of Payee. Any prepayment which is permitted by Payee shall not relieve Maker of the obligations to pay interest or principal as and when such interest or principal would otherwise fall due, or of any obligations hereunder. Any partial prepayment shall be applied in the inverse order of maturity of payments due hereunder.

                 8.0 SECURITY. In addition to all rights, interests and remedies provided for elsewhere in this Note, repayment of this Note is secured in part by and Payee is hereby granted a security interest in the following:

                             8.1  A first priority wrap-around deed of trust on
the Property;

                             8.2  A first priority assignment of rents and
leases generated from the Property;

                             8.3  A first priority lien and security interest
in all of Maker's personal property, and all Maker's machinery, property, plant, equipment, furniture, furnishings, insurance proceeds located on or used in connection with the operation of the Property; and

                             8.4  A pledge of all of the stock of Dupont Circle
Investments, Inc., the sole limited partner of Maker.

                             The above collateral (the "COLLATERAL") and all
other property of Maker now or hereafter in Payee's possession shall secure the payment of the principal of and interest on, and





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all other obligations of Maker to Payee under this Note and any renewals, extensions and modifications hereof, and all other indebtedness, liabilities, and obligations of every kind and nature of Maker to Payee however created, arising or evidenced, direct or indirect, absolute or contingent, joint or several, now or hereafter existing, due or due to become due, and however owned, held or acquired by Payee.

                             Payee is hereby granted a lien on and security
interest in any amounts which may be owing from time to time by Payee to Maker in any capacity, including, without limitation, any deposit or reserve held by Payee with respect to the Loan. Payee may at any time, at its option and after five (5) days advance written notice, appropriate and apply any or all property of Maker in Payee's possession toward the payment of this Note and of any and all obligations of Maker to Payee. The failure to list additional security herein shall in no way affect, diminish, limit or waive any of Payee's rights, interests, or remedies hereunder or under any other agreement or with respect to any other security now or hereafter pledged or given to Payee.

                 9.0 INCORPORATION OF AGREEMENT TERMS. All of the agreements, conditions, covenants, terms, provisions and stipulations contained in any deed of trust and in other agreements and security documents (including but not limited to any assignments of rents and leases, security agreements, financing statements and the Commitment Letter (the "AGREEMENTS") which are to be kept and performed by Maker or any other party obligated to Payee pursuant to any of the Agreements (each, an "OBLIGOR" and collectively, the "OBLIGORS") are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and Maker covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

                 10.0 EVENTS OF DEFAULT. The following shall constitute Events of Default hereunder:

                             10.1 Failure of Maker or any other Obligor to pay
any installment of principal or interest, or any other sum, within ten (10) days from the date when it is due under this Note or any of the Agreements after notice thereof from Payee, which notice need not be written. PROVIDED, HOWEVER; failure of Maker to pay, when due, the interest set forth in paragraph
2.0 hereof shall not constitute a default hereunder if, and only if, Maker pays to Payee the greater of: (i) interest on the then outstanding balance hereunder calculated at the annual rate of eight and thirty four one hundredths percent (8.34%), (the "MINIMUM INTEREST RATE"), or such other Minimum Interest Rate that may result pursuant to an extension of the Maturity Date pursuant to
Section 4.2 of this Note; or (ii) the sum of (A) all amounts remaining from the gross rentals from the Property (as





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defined in the Commitment Letter) after payment of usual, customary and reasonable operating (but not capital) expenditures incurred in the operation and management of such Property ("NET CASH FLOW"), less only (B) interest paid to Commercial Asset Trust I pursuant to the CAT Subordinated Loan (as defined in Section 8.0 of the Commitment Letter); and FURTHER, PROVIDED, that if Borrower is unable to pay the Extension Fee when due, such fee may be accrued and added to the then outstanding balance hereof.

                             10.2 Nonperformance of, or noncompliance by Maker
or any other Obligor with, any of the agreements, terms, conditions, covenants, provisions or stipulations contained in this Note or any of the Agreements which nonperformance or noncompliance is not cured within ten (10) days after written notice thereof.

                             10.3 Maker or any other Obligor shall voluntarily
suspend transaction of its business, shall dissolve, shall not generally pay its debts as they mature, shall make a general assignment for the benefit of creditors, or shall file or have filed against Maker or any other Obligor, or the property of Maker or any other Obligor, any petition for reorganization or liquidation under the United States Bankruptcy Code or under any other state or federal law for the relief of debtors, or a receiver, trustee or custodian shall be appointed for Maker or any other Obligor.

                             10.4 Entry of judgment against, issuance of
attachment or garnishment or filing of a lien against Maker or any other Obligor which has not been released, discharged or bonded against within thirty
(30) days thereafter.

                             10.5 Payee, in its sole but reasonable discretion,
determines that it is insecure with respect to the Collateral or the ability of Maker or any other Obligor to perform all of its obligations hereunder and under the Agreements.

                             10.6 Transfer, encumbrance or assignment of
majority or effective control of Maker or any partner of Maker.

                 11.0        LATE PAYMENT; INCREASED INTEREST; LATE CHARGE;
ACCELERATION. If any payment due hereunder is not paid within ten (10) days of the date upon which such payment is due, then until such amount is paid, the entire unpaid balance of this Note shall bear interest at a rate equal to two percent (2%) per annum higher than the rate otherwise applicable hereunder (the "DEFAULT RATE"). In addition, if any payment due hereunder is not paid within ten (10) days after the date on which payment is due, a late charge ("LATE CHARGE") of five percent (5%) of such delinquent payment shall be immediately due and payable. Any





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interest calculated at the Default Rate or Late Charges must be paid on demand and are NOT subject to the forbearance set forth in paragraph 10.1 hereof.

                             It being further understood, however, that in the
event of any default hereunder, or in the performance of any of the agreements, conditions, covenants, terms, provisions or stipulations contained herein, or in the Agreements, or upon the occurrence of any Event of Default hereunder, then Payee, in its sole discretion and without notice to Maker, may declare immediately due and payable (i) the entire unpaid balance of principal, (ii) interest accrued thereon (at the rate applicable hereunder to the date of default and thereafter at the Default Rate) and (iii) all other sums due by Maker hereunder or under the Agreements. Notwithstanding anything herein to the contrary, payment of such amounts may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Payee in this Note, in the Agreements, at law or in equity. In such case Payee may also recover all costs of suit and other expenses in connection therewith, together with attorneys' fees actually incurred but in no event less than one percent (1%) of the total amount then due to Payee hereunder, together with interest on any judgment obtained by Payee at the Default Rate (including but not limited to interest at the Default Rate from and after the date of any sheriff's or trustee's sale) until actual payment is made to Payee of the full amount due Payee.

                 12.0 CONFESSION OF JUDGMENT. MAKER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY, CLERK OF COURT, OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE, TO IMMEDIATELY OR HEREAFTER APPEAR AT ANY TIME FOR THE UNDERSIGNED MAKER AFTER DEFAULT HEREUNDER, TO WAIVE THE ISSUANCE AND SERVICE OF PROCESS AND THEREIN TO CONFESS OR ENTER JUDGMENT AGAINST ANY MAKER FOR THE ENTIRE UNPAID PRINCIPAL BALANCE OF THIS NOTE AND ALL OTHER SUMS PAID BY PAYEE TO OR ON BEHALF OF ANY MAKER PURSUANT TO THE TERMS OF THIS NOTE OR THE AGREEMENTS, AND ALL ARREARAGES OF INTEREST THEREON, TOGETHER WITH COSTS OF SUIT, AND OTHER EXPENSES IN CONNECTION THEREWITH, TOGETHER WITH ATTORNEYS' FEES ACTUALLY INCURRED BUT IN NO EVENT LESS THAN ONE PERCENT (1%) OF THE TOTAL AMOUNT DUE BY MAKER TO PAYEE.

                             THE AUTHORITY GRANTED HEREIN TO CONFESS JUDGMENT
SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL THE AMOUNTS DUE HEREUNDER. THE REMEDIES OF PAYEE AS PROVIDED HEREIN, OR IN THE AGREEMENTS, SHALL BE CUMULATIVE AND CONCURRENT, AND MAY BE PURSUED SINGULARLY, SUCCESSIVELY, OR TOGETHER AT THE SOLE DISCRETION OF PAYEE, AND MAY BE EXERCISED AS OFTEN AS OCCASION THEREFOR SHALL OCCUR; AND THE FAILURE TO EXERCISE ANY SUCH RIGHT OR REMEDY SHALL IN NO EVENT BE CONSTRUED AS A WAIVER OR RELEASE THEREOF.





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                 13.0        WAIVER AND RELEASE.  Maker hereby waives and
releases all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note or the Agreements, as well as all benefit that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, securing this Note or the Agreements, or any part of the proceeds arising from any sale of such property, from attachment, levy, or sale under execution, or providing for any stay of execution, homestead exemption, exemption from civil process, or extension of time for payment and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, in any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Payee. Maker hereby consents to immediate execution of any judgment.

                             Maker hereby waives presentment for payment,
demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and agrees that the liability of Maker shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.

                 14.0 JURISDICTION; WAIVER OF JURY TRIAL. As an independent covenant, Maker waives a jury trial and the right thereto in any action or proceeding between Maker and Payee, whether hereunder or otherwise. Maker hereby consents to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania, in any and all actions or proceedings arising hereunder or pursuant hereto, and further consents that any process or notice in connection therewith may be served by certified mail, return receipt requested, or personal service, within or without the Commonwealth of Pennsylvania irrevocably.

                 15.0 WAIVER BY PAYEE. Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in writing. A waiver by Payee with respect to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy with respect to a subsequent event.

                 16.0 RESPECTING INTEREST. In the event that the interest provisions hereof or in any of the Agreements shall result in an effective rate of interest which, for any period of time, exceeds the limit of any usury or other law applicable to the loan evidenced hereby, then Payee, in its sole discretion and without notice to Maker or any other Obligor may (i) apply all sums in excess of those lawfully collectible as interest for the





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period in question toward repayment of outstanding principal immediately upon receipt of such moneys by Payee with the same force and effect as if Maker had specifically designated such extra sums to be so applied to principal or (ii) reduce or limit the collection of any interest to such sums which shall not result in any payment of interest in excess of that lawfully collectable.
Maker agrees that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including without limitation late charges, shall be deemed to the extent permitted by law to be an expense, fee, premium or penalty, rather than interest.

                 17.0 SEVERABILITY. If any one or more of the provisions contained in this Note or in the Agreements shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or the Agreements, but this Note and the Agreements shall be construed as if such provision had never been contained herein or therein, and Payee may, at its option and without notice to Maker, declare immediately due and payable the entire unpaid balance of principal with accrued interest thereon and all other sums due hereunder or under the Agreements.

                 18.0 AMENDMENT OR MODIFICATION. The provisions of this Note may be changed only by a written agreement signed by Maker and Payee.

                 19.0 GOVERNING LAW. This instrument shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

                 20.0 TERMINOLOGY. Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the words "Payee", "Maker" or "Obligor" shall be deemed to include their respective heirs, personal representatives, successors and assigns. The term "Payee" shall be deemed to include the Payee specifically named herein as "Payee" or any subsequent holder or assignee of this Note.





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         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Note, under seal, the day and year first above written.

                                   WASHINGTON PROPERTIES
                                   LIMITED PARTNERSHIP


Witness:
/s/ Daniel O'C. Tracy, Jr.         By:  /s/ Peter V. Savage   (SEAL)
- - - - --------------------------            --------------------
                                        Peter Savage, General Partner

                                        and consented to

                                   By:    DUPONT CIRCLE
                                          INVESTMENTS, INC.,
                                          sole limited partner


                                          By:  /s/ Hymie Snipelisky (SEAL)
                                             ----------------------
Attest: /s/ Peter V. Savage                    Hymie Snipelisky,
       ---------------------                   Authorized Agent




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